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                                                                     EXHIBIT 2.2

                      SQL FINANCIALS INTERNATIONAL, INC.
                  NON-NEGOTIABLE SUBORDINATED PROMISSORY NOTE

$1,100,000.00                                                   Suwanee, Georgia
                                                                February 5, 1998


     SQL Financials International, Inc., a corporation duly organized and existing under the laws of the State of Delaware (the "Company"), for value received, hereby promises to pay to Technology Ventures, L.L.C., a Georgia limited liability company (the "Holder"), the principal sum of One Million, One Hundred Thousand Dollars and No Cents ($1,100,000.00) with no interest, and otherwise upon the other terms as herein provided. This Note is made by the Company pursuant to the Acquisition Agreement between the Company and the Holder of even date herewith, as the same may from time to time be amended, modified or supplemented (the "Acquisition Agreement"). This Note is the "Note" referenced in the Acquisition Agreement.

     1.   Payment.  The principal of this Note shall be due and payable in a
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single installment of $1,100,000.00 on the earlier of (i) that date on which that certain Warrant to Purchase Common Stock of SQL Financials International, Inc., issued by the Company to Holder as of even date herewith, as the same may be amended and modified from time to time (the "Warrant"), is deemed to have been exercised in accordance with Section 3(b) of the Warrant or (ii) February
5, 2000.   Final payment in full of the principal of this Note will be made at the principal office of the Company, upon presentation and surrender of this Note. Until the principal is paid in full, the Company shall pay a per diem late charge at the lesser of eighteen percent (18%) per annum or the maximum rate allowed by law of any amount that is not paid within thirty (30) days of presentment and surrender of this Note following the date on which this Note becomes due.

     2.   Transfer of Note.  This Note is non-negotiable.  It may not be
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assigned, offered, sold, pledged or otherwise transferred or disposed of by the
Holder without the written consent of the Company, which may be granted or withheld at the sole discretion of the Company.

     3.   No Security; Subordination.  The Note is not secured and no mortgage,
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security or lien is or shall be granted by the Company upon its assets as collateral security for the obligation of the Company under this Note. The obligation of the Company evidenced by the Note, and the rights of the Holder to receive the payments herein described, are expressly junior and subordinate to the prior payment of all Senior Indebtedness of the Company.

     "Senior Indebtedness" means the principal of, and premium, if any, and interest on (i) all indebtedness of the Company for monies borrowed from banks, trust companies, insurance companies and other financial institutions, including commercial paper and accounts receivable sold or assigned by the Company to such institutions, (ii) all indebtedness of the Company for monies borrowed by the Company from any existing shareholder, (iii) obligations of the Company as lessee under leases of real or personal property, (iv) principal of, and premium, if
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any, and interest on any indebtedness or obligations of others of the kinds described in (i), (ii) and (iii) above assumed or guaranteed in any manner by the Company for the benefit of any of the Company's affiliates or subsidiaries,
(v) deferrals, renewals, extensions and refundings of any such indebtedness or obligations described in (i), (ii), (iii) and (iv) above, and (vi) any other indebtedness of the Company which the Company and the Holder hereafter from time to time expressly and specifically agree in writing shall constitute Senior Indebtedness.

     The Holder agrees to execute any subordination agreement(s) the Company and the holders of Senior Indebtedness referenced in subparagraphs (i), (iii) and
(iv) above (but only as subparagraph (iv) pertains to subparagraphs (i) and (iii)) may request to better reflect the aforesaid subordination of the Note to any such Senior Indebtedness incurred by the Company. Notwithstanding the foregoing, the Company may make payments of the principal of, and any interest on, this Note, if at the time of payment, and immediately after giving effect thereto, (i) there exists no default in any payment with respect to any Senior Indebtedness and (ii) there shall not have occurred an event of default with respect to any Senior Indebtedness, as defined in the instrument under which the same is outstanding, permitting the holders thereof to accelerate the maturity thereof, other than an event of default which shall have been cured or waived or shall have ceased to exist; provided, however, that in the event of any insolvency or bankruptcy proceedings, or any receivership, liquidation, reorganization or other similar proceedings in connection therewith, relative to the Company or to its property, or, in the event of any proceedings for voluntary liquidation, dissolution or other winding up of the Company or distribution or marshaling of its assets or any composition with creditors of the Company, whether or not involving insolvency or bankruptcy, then and in any such event all Senior Indebtedness shall be paid in full before any payment or distribution of any character shall be made on account of this Note.

     The Holder, by accepting this Note, agrees that the subordination effected hereby is for the benefit of the holders of Senior Indebtedness from time to time, and that each holder of Senior Indebtedness, whether now outstanding or hereafter created, incurred, assumed or guaranteed shall be deemed to have acquired Senior Indebtedness in reliance upon the covenants and provisions contained herein. The subordination effected hereby shall be enforceable by each holder of Senior Indebtedness from time to time.

     Notwithstanding anything in this Note or any subordination agreement executed pursuant to this Paragraph 3 to the contrary, upon the exercise by Holder of the Warrant pursuant to Section 3(b) of the Warrant, this Note shall become due and payable in full, without set off, counterclaim, recoupment, or any other claim, deduction, or withholding whatsoever. Furthermore, nothing in this Note shall be construed as prohibiting the Holder from using this Note to satisfy the purchase price upon exercise of the Warrant.

     4.   Default.  If, (i) the Company shall fail to pay any principal of or
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interest on this Note when due and payable and such amount shall remain unpaid for thirty (30) business days after the due date thereof; or (ii) the Company shall admit in writing its inability to pay its debts; or suffer a receiver or custodian (or other person performing a similar function) for it or

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substantially all of its property to be appointed and, if appointed without its consent, not to be discharged within sixty (60) days; or make a general assignment for the benefit of its creditors, or suffer proceedings under any law relating to bankruptcy, insolvency, reorganization or relief of debtors to be instituted by or against it and if contested by it not to be dismissed or stayed within sixty (60) days; or suffer any judgment, writ of attachment, or execution of any similar process to be issued or levied against substantially all of its property which is not released, stayed, bonded, or vacated within thirty (30) days after its issue or levy, then, and in every such event, the Holder may declare the Note to be in default and to be due and payable in full, subject to Paragraph 3, and it shall thereupon forthwith become due and payable in full, without presentment, demand, protest, or any notice of any kind (other than notice of such election), all of which are hereby expressly waived, and, subject to Paragraph 3, the Company shall pay all amounts due hereunder in full, without setoff, counterclaim, recoupment or any other claim or deduction whatsoever.

     5.   Assignment.  Subject to the restrictions on transfer described in
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Paragraph 2, the rights and obligations of the Company and the Holder of this
Note shall be binding upon and benefit the successors, assigns, heirs, administrators and transferees of the Holder and the Company.

     6.   Waiver and Amendment.  Any provision of this Note may be amended,
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waived or modified upon the written consent of the Company and the Holder of the
Note.

     7.   Notices.  Any notice, request or other communication required or
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permitted hereunder shall be in writing and shall be deemed to have been duly given if personally delivered or if sent by facsimile, expedited courier service, or electronic mail or mailed by registered or certified mail, postage prepaid, in all cases at the following respective addresses of the parties: (a) if to the Company, at SQL Financials International, Inc., 3950 Johns Creek Court, Suwanee, Georgia 30024, Attention: President, with a copy to Thomas C. Chase, Esq., Hill & Barlow, a Professional Corporation, One International Place, Boston, Massachusetts 02110, (b) if to Holder, at Technology Ventures, L.L.C., Two Ravinia Drive, Suite 1090, Atlanta, Georgia 30346, with a copy to Roy M. Jones, Esq. Cushing, Morris, Armbruster & Jones, 2100 Peachtree Center, Cain Tower, 229 Peachtree Street, N.E., Atlanta, Georgia 30303. Any party hereto may by notice so given change its address for future notice hereunder. Notice shall conclusively be deemed to have been given when personally delivered or when deposited in the mail or telegraphed in the manner set forth above and shall be deemed to have been received when delivered.

     8.   Governing Law.  This Note shall be governed by, and construed and
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enforced in accordance with, the laws of the State of Georgia.

     9.   Headings.  All headings used herein are used for convenience only and
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shall not be used to construe or interpret this Note.

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     IN WITNESS WHEREOF, this Note has been duly made, sealed and delivered by the Company as of the date first written above.

                              COMPANY:

                              SQL FINANCIALS INTERNATIONAL, INC.


                              By:          /s/ Stephen P. Jeffery
                                    --------------------------------------
                                    Stephen P. Jeffery, President



     Accepted and agreed to as of the date first written above.

                              HOLDER:

                              TECHNOLOGY VENTURES, L.L.C.


                              By:          /s/ Joseph S. McCall
                                    --------------------------------------
                                    Joseph S. McCall, Sole Manager

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